Exhibit 99.1

For More Information, Contact:
Aileen Osborn	Laurie Berman/Rob Whetstone
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5980
investor@qad.com	investor@pondel.com
QAD ANNOUNCES FISCAL 2009 FIRST QUARTER FINANCIAL RESULTS
Company Posts Double-Digit Revenue Growth
SANTA BARBARA, Calif. — May 29, 2008 — QAD Inc. (Nasdaq: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2009 first quarter ended April 30, 2008.
Total revenue increased 18 percent to $66.8 million in the first quarter of fiscal 2009 from $56.6 million in the same period last year. License revenue grew 18 percent to $12.0 million, compared with $10.2 million for the fiscal 2008 first quarter. Maintenance and other revenue grew 10 percent to $34.2 million, versus $31.0 million in the comparable period of fiscal 2008. Services revenue increased 34 percent to $20.7 million, compared with $15.4 million in last year’s first quarter.
Net loss for the fiscal 2009 first quarter was $730,000, or $0.02 per share, including pre-tax stock compensation expense of $1.6 million, or $0.04 per diluted share net of tax. In the comparable period last year, net loss was $1.9 million, or $0.06 per share, including pre-tax stock compensation expense of $1.5 million, or $0.03 per diluted share net of tax.
“Our focus on execution allowed us to achieve growth in all our revenue categories despite current market conditions,” said Karl Lopker, chief executive officer of QAD. “We are excited about the launch of QAD Enterprise Applications 2008 (QAD 2008) that includes innovations in the areas of usability, as well as significant new functionality. We believe QAD 2008 is ideally suited to deliver the ‘total enterprise capability’ that customers are seeking in today’s market.”
Gross margin in the first quarter of fiscal 2009 was 55 percent, compared with 56 percent in the same period last year, primarily reflecting increased services revenue in the company’s overall revenue mix.
Total operating expenses were $37.8 million, or 57 percent of total revenue, in the fiscal 2009 first quarter, compared with $34.9 million, or 62 percent of total revenue, in the comparable period last year. The increase in total operating expenses reflects higher personnel costs as well as an unfavorable foreign currency impact. Operating loss in the fiscal 2009 first quarter was $963,000, including an overall negative foreign currency impact of approximately $700,000. Operating loss in the first quarter of fiscal 2008 was $3.0 million.
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QAD Inc.
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QAD’s cash and cash equivalents balance at April 30, 2008 was $45.8 million, versus $45.6 million at January 31, 2008. Cash flow provided by operations was $7.8 million in the first quarter of fiscal 2009, compared with $1.8 million in the first quarter of fiscal 2008.
First Quarter Fiscal 2009 Highlights:
•	QAD received orders from 19 customers representing more than $500,000 each in combined license, support and services billings, including four orders in excess of $1.0 million and one in excess of $2.0 million;

•	QAD received license orders across its six vertical markets, including from the following companies: Abbott Laboratories, Asteel, Ball Corporation, Comstar Automotive Technologies, Kraft Foods, Lindal Cedar Homes, Mauser-Werke, Medline Industries, Moog, Thai Summit Harness Public, TRW Automotive and Zeledyne;

•	QAD purchased the assets of software developer FullTilt Solutions Inc. FullTilt’s Perfect Product Suite is an enterprise Product Information Management (PIM) solution with strong Master Data Management (MDM) capabilities for Internet-enabled commerce. The acquisition is expected to enhance QAD’s ability to address the needs of customers in its core vertical markets while furthering the company’s vision for the Perfect Lean Market;

•	Under its existing stock repurchase program, QAD purchased 263,700 shares of its common stock at an average price of $8.42 per share for a total expenditure of $2.2 million in the first quarter of fiscal 2009. This stock repurchase program, approved in September, 2007 for a total of 1.0 million shares, is now complete.
Business Outlook
QAD anticipates revenue between $67 million and $70 million and a slight loss to breakeven for the fiscal 2009 second quarter ending July 31, 2008. This guidance includes estimated stock compensation expense of $0.03 per diluted share net of tax.
For the full fiscal year 2009, QAD expects revenue in the range of $280 million and $290 million and earnings in the range of $0.18 to $0.26 per diluted share. This guidance includes an estimated $0.14 per diluted share net of tax for stock compensation expense.
QAD assumes an effective tax rate of 35 percent for both the second quarter and full fiscal year of 2009.
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QAD Inc.
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Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2009 first quarter. The conference call will be webcast live and is accessible on the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 6,100 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2008 ended January 31, 2008.
— Financial Tables Follow —
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QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	April 30,
	2008	2007
Revenue:
License fees	$11,961	$10,197
Maintenance and other	34,159	31,037
Services	20,718	15,410

Total revenue	66,838	56,644
Cost of revenue:
Cost of license fees	2,288	1,863
Cost of maintenance, service and other revenue	27,689	22,919

Total cost of revenue	29,977	24,782

Gross profit	36,861	31,862
Operating expenses:
Sales and marketing	18,249	16,093
Research and development	11,074	10,443
General and administrative	8,323	8,127
Amortization of intangibles from acquisitions	178	211

Total operating expenses	37,824	34,874

Operating loss	(963)	(3,012)
Other (income) expense:
Interest income	(385)	(585)
Interest expense	316	319
Other (income) expense, net	342	(76)

Total other (income) expense	273	(342)

Loss before income taxes	(1,236)	(2,670)
Income tax benefit	(506)	(778)

Net loss	$(730)	$(1,892)

Basic net loss per share	$(0.02)	$(0.06)
Diluted net loss per share	$(0.02)	$(0.06)

Basic weighted shares	30,678	32,426
Diluted weighted shares	30,678	32,426

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	April 30,	January 31,
	2008	2008
Assets
Current assets:
Cash and equivalents	$45,841	$45,613
Marketable securities	228	—
Accounts receivable, net	58,852	83,027
Other current assets	24,437	22,742

Total current assets	129,358	151,382

Property and equipment, net	42,914	42,450
Capitalized software costs, net	8,275	8,783
Goodwill	23,427	22,591
Other assets, net	12,212	10,687

Total assets	$216,186	$235,893

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$272	$274
Accounts payable and other current liabilities	41,587	52,913
Deferred revenue	82,143	89,349

Total current liabilities	124,002	142,536

Long-term debt	16,929	16,998
Other liabilities	4,181	3,764

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	137,006	135,362
Treasury stock	(38,094)	(36,336)
Accumulated deficit	(23,320)	(21,596)
Accumulated other comprehensive loss	(4,553)	(4,870)

Total stockholders’ equity	71,074	72,595

Total liabilities and stockholders’ equity	$216,186	$235,893

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	April 30,
	2008	2007

Net cash provided by operating activities	$7,810	$1,786

Cash flows from investing activities:
Purchase of property and equipment	(1,579)	(1,209)
Capitalized software costs	(326)	(447)
Acquisitions of businesses, net of cash acquired	(2,350)	(861)
Proceeds from sale of property and equipment	—	57

Net cash used in investing activities	(4,255)	(2,460)

Cash flows from financing activities:
Repayments of debt	(71)	(61)
Proceeds from issuance of common stock	232	1,433
Changes in cash overdraft	(856)	(423)
Repurchase of common stock	(2,219)	—
Dividends paid	(769)	(811)

Net cash (used in) provided by financing activities	(3,683)	138

Effect of exchange rates on cash and equivalents	356	1,807

Net increase in cash and equivalents	228	1,271
Cash and equivalents at beginning of period	45,613	54,192

Cash and equivalents at end of period	$45,841	$55,463